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                                 [LETTERHEAD]


                                          Trading Symbol:  VGZ
                                          Toronto and American Stock Exchanges


_______________________________________________________________NEWS  _________


           VISTA GOLD ANNOUNCES TERMINATION OF MERGER DISCUSSIONS

DENVER, COLORADO, JUNE 2, 1999 -- Vista Gold Corp. announced today that it has terminated merger negotiations with Metallica Resources Ltd. Mike Richings, President and Chief Executive Officer of Vista Gold Corp., reported that the two companies had mutually agreed to abandon discussions. He said the decision not to proceed was amicable and reflected the desire of both companies to pursue other opportunities.

Vista Gold Corp. is an international gold mining, development and exploration company based in Denver, Colorado. Its holdings include the Hycroft and Mineral Ridge mines in Nevada, development properties in Bolivia and exploration projects in North and South America.

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The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from the targeted results. Such risks and uncertainties include those described in the Company's Form 10-K as amended.

For further information, please contact Investor Relations at (303) 629-2450.